EX. 99.28(d)(3)(iv)

Amendment

to Amended and Restated

Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and Wellington Management Company, LLP

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser ("Adviser"), and Wellington Management Company, LLP, a Massachusetts limited liability partnership and registered investment adviser ("Sub-Adviser").

Whereas, the Adviser and the Sub-Adviser entered into an Amended and Restated Investment Sub-Advisory Agreement effective as of the 1st day of December, 2012, as amended May 30, 2013, and June 4, 2014 ("Agreement"), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios ("Funds") of JNL Investors Series Trust ("Trust"), as listed on Schedule A to the Agreement.

Whereas, in connection with a corporate restructuring of the Sub-Adviser, the parties have agreed to amend the Agreement to replace Wellington Management Company, LLP, a Massachusetts limited liability partnership and registered investment adviser, with Wellington Management Company LLP, a Delaware limited liability partnership and registered investment adviser.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement, as follows:

replace Wellington Management Company, LLP, a Massachusetts limited liability partnership and registered investment adviser, with Wellington Management Company LLP, a Delaware limited liability partnership and registered investment adviser.

This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 10th day of October 2014, effective January 1, 2015.

Jackson National Asset Management, LLC	Wellington Management Company, LLP
By: /s/ Mark D. Nerud	By: /s/ Molly K. Shannon
Name: Mark D. Nerud	Name: Molly K. Shannon
Title: President and CEO	Title: Senior Vice President